Exhibit 10.13

DISTRIBUTION AGREEMENT

This Distribution Agreement (the “Agreement”), entered into effective the 1st day of November, 2012, is between Newport Coach Works Inc., a California corporation (hereinafter known as “NCWI”), and Don Brown Bus Sales, Inc. (hereinafter known as “Distributor”). This agreement shall remain in effect unless terminated under Section III of this agreement.

WHEREAS, NCWI is a manufacturer of Petrol, Diesel, CNG and Electric powered buses;

WHEREAS, Distributor is desirous of distributing bus products produced by NCWI;

WHEREAS, NCWI is desirous of appointing Distributor as a non-exclusive distributor of NCWI products;

NOW, THEREFORE, the Distributor and NCWI hereby agree as follows:

I.

Undertaking by the Distributor

The Distributor agrees:

A.

To the following annual Operating Requirements, effective January 1st of each year, which are set forth in the signed Distributor Operating Requirements Addendum (DORA – attached addendum). The DORA provides an agreement between NCWI and Distributor regarding minimum requirements which will be used to measure Distributor’s performance:

1.

Minimum Sales Responsibility (MSR) – Distributor agrees to meet the following MSR requirements established on a calendar year basis and set forth in the DORA.  Distributor acknowledges that MSR is an integral and material part of the contract and that Distributor’s failure to achieve the MSR may constitute grounds for termination of the contract.

2.

Minimum Inventory Requirement (MIR) – Distributor agrees to meet the MIR established on a calendar year basis and set forth in the DORA.  Distributor acknowledges that MIR is an integral and material part of the contract and that distributor’s failure to achieve the MSR may constitute grounds for termination of the contract.

3.

At the time that NCWI’s production capabilities outweigh Distributor’s sales reach, Distributor will establish additional Distribution channels to sell NCWI’s products.

B.

Distributor agrees to provide NCWI with any and all chassis required to meet orders and production.

C.

To diligently advertise, promote, display and sell products covered by this agreement throughout the described Area of Responsibility (AOS) at the expense of the Distributor, including maintaining an active website and display in at least (2) industry related trade show events annually. Distributor will actively follow up on all sales leads provided by NCWI and cooperate with it in later evaluation of these leads. Further, Distributor will fully utilize to the best of its ability all marketing aids and sales training programs offered by NCWI to the Distributor. NCWI will provide literature and other materials it may have available at its discretion.

D.

To completely and properly service each new vehicle before resale and promptly remit to NCWI the Retail Warranty Registration information with full name and mailing address of the purchaser of all NCWI products.

E.

To establish and/or maintain throughout the terms of the contract adequate facilities for the products covered, including maintain sufficient personnel to perform all service in strict adherence with the Repair and Maintenance instructions supplied by NCWI.

F.

To abide by NCWI’s conditions for payment for products purchased under this contract, payment request will result from established notice from NCWI. At this time NCWI’s terms are COD or pre-arranged credit line and/or floor-plan and Distributor agrees to maintain lines of credit and/or floor-plan instruments to accommodate agreed upon volumes herein defined in Paragraph I. A above.

G.

To make no representations or warranties as to NCWI products other than such warranties as are expressly set forth in NCWI’s established warranty.

H.

To submit and utilize all forms or formats prescribed by NCWI for the purchase of products or parts or warranty service performed in accordance with this contract.

I.

To maintain a policy or policies of insurance with coverage for Worker’s compensation, General Liability of a minimum of $1,000,000 an Auto Liability. Distributor shall provide proof of such insurance by way of a Certificate of Insurance naming NCWI as additional insured and specifying thirty (30) days’ notice of cancelation or material changes insurance policy or policies.

J.

To indemnify, save and hold NCWI harmless from any liability whatsoever caused by the act or acts of Distributor and it’s agents, servants or employees. This indemnification shall include all of NCWI’s expenses including reasonable attorney fees. In like NCWI shall indemnify, save and hold harmless Distributor for any act or acts of NCWI agents, servants or employees, indemnification shall include all of Distributor’s expenses including reasonable attorney fees.

K.

The Distributor agrees they are responsible for meeting all Bid Specifications and Request for Proposal Specifications. Although, NCWI will assist during and after the processes, they are not to be held financially accountable for missed specification by the Distributor. The Distributor will be responsible for additional cost that may be incurred due to specification errors.

II.

Area of Responsibility (AOR)

A.

NCWI agrees to give the Distributor the opportunity to promote and sell the NCWI bus line within the AOR.

1.

The Distributor agrees to devote its best efforts to promote aggressively the sale of NCWI Products covered by this Agreement to customers within AOR, to accomplish this objective, Distributor agrees to develop, maintain and direct competent sales staff and aggressively advertise and market NWCI products.

2.

AOR defined in this contract will be available to the Distributor immediately. NCWI agrees that as long as this Agreement in full force and effect it will not sell product factory direct to any other distributor or customer in assigned AOR.

B.

Distributor hereby acknowledges and agrees that the failure to maintain any of the above terms in Paragraph I may result in another distributor receiving priority in any or all of the AOR.

III.

Termination

If either party shall fail to observe their or it’s undertakings in this contract, the other party may give 30 days written notice of intent to cancel for any stated reason(s).  Either party can terminate this agreement without cause with 60 days written notice.  Any notice of termination shall be sent to the other part by U.S. Certified Mail, with return receipt requested to the address specified on the signature page.

Any payments to NCWI from the Distributor are due and payable in full to NCWI on or before the expiration of such termination.  If such payments are not paid in full to NCWI within said time, the balance due to NCWI shall earn interest at the rate of 1 ½% per month.

Any change of ownership or controlling interest of NCWI or Distributor will automatically terminate this Agreement.  Re-issuance of a contract to subsequent owner(s) shall be at discretion of NCWI and Distributor.  And sufficient time and notice will be given to investigate and new owner(s) before issuance of new contract.

IV.

Delays and Damages

NCWI will not be held liable if order deadlines are not met due to supply of chassis, other suppliers and/or vendors, labor situations and other matters beyond NCWI’s control except where responsibility is specially agreed.

V.

General Terms

A.

Title to NCWI products and parts remain with NCWI until full and complete payments is made for said products.

B.

Distributor is not an agent for NCWI in any respect and had no authority to transact business in the name of NCWI or to incur any obligation or liability for or against NCWI.

C.

This Agreement shall remain in full force and effect for a period of two (2) years and shall be automatically renewed for successive one (1) year periods unless NCWI or Distributor gives sixty (60) days written notice of intention not to renew this contract or this contract is terminated for just cause found in the termination paragraph in this Agreement.

D.

This Agreement replaces and supersedes all other and/or prior agreements between the parties whether written or implies. This Agreement may not be modified unless in writing and signed by both parties.

E.

This Agreement shall be construed according to the laws of the State of California and if any provision of the contract is declared unlawful or unenforceable by judicial determination or otherwise, the remaining provisions of the contract shall remain in full effect.

IN WITNESS WHEREOF, NCWI has caused this Agreement to be properly and duly executed by its authorized officer and the Distributor warrants the representative executing this Agreement on its behalf is hereby fully authorized to do so.

“NWCI”	“Distributor”
Newport Coach Works, Inc.	Don Brown Bus Sales, Inc.

By:	By:
Name:	Name:
Title:	Title:

Distributor Operating Requirements Addendum

(DORA)

Effective December 1st, 2012-December 1st 2014

DISTRIBUTOR:

Don Brown Bus Sales, Inc.

703 County Hwy 107

Johnstown, NY, 12095

I.

Area of Responsibility (AOR)

Shall be:

United States and Canada

II.

Minimum Sales Responsibility (MSR) and Minimum Inventory Requirement (MIR).

II.

MSR :

First six (6) months of Agreement – 6 units per month

Second six (6) months of Agreement – 10 units per month

Second year of Agreement – 16 units per month.

III.

MIR:

12 units

*MSR and MIR are stated in units. MIR must be maintained on a continuous basis. Units qualifying toward the MIR are new and unsold units which Distributor has in-stock or on order for immediate delivery.